Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 23, 2018 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as Administrative Agent (“Agent”), (b) SVB,  and each other Lender listed on Schedule 1 attached hereto and the other financial institutions party hereto from time to time (each, a “Lender” and collectively, the “Lenders”), and (c) (i) ATRICURE, INC., a Delaware corporation with its chief executive office located at 7555 Innovation Way, Mason, Ohio 45040 (“AtriCure”), (ii) ATRICURE, LLC, a Delaware limited liability company (“AtriCure LLC”), (iii) ENDOSCOPIC TECHNOLOGIES, LLC, a Delaware limited liability company (“Endoscopic”), and (iv) nCONTACT SURGICAL, LLC, a Delaware limited liability company (“nContact”, and together with AtriCure,  AtriCure LLC and Endoscopic, individually and collectively, jointly and severally, the “Borrower”), provides the terms on which Agent and the Lenders shall lend to Borrower and Borrower shall repay Agent and the Lenders.  The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP unless provided otherwise herein.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any covenants included in this Agreement, then the Borrower and Agent agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such covenants in a manner that would preserve the original intent of the Agreement.  Until the Borrower, Agent and the Lenders agree to such amendment, compliance with such covenant shall be determined on the basis of GAAP in effect immediately prior to such change.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay.  Borrower hereby unconditionally promises to pay to Agent, for the benefit of each Lender in accordance with its respective Pro Rata Share, the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon, together with any fees as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, the Lenders agree, severally and not jointly, to make Advances to Borrower in accordance with each Lender’s respective Revolving Line Commitment as set forth on Schedule 1 hereto, in an aggregate outstanding amount at any time not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Agent shall have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account.  The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base, minus (ii) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services)  and minus (iii) the FX Reduction Amount.

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Agent cash collateral in an amount equal to at least one hundred five percent (105.0%) for Letters of Credit denominated in Dollars or at least one hundred ten percent (110.0%) for Letters of Credit denominated in a Foreign Currency, in each case of the aggregate Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or estimated by Agent to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Agent in its sole discretion and shall be subject to the terms and conditions of SVB’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Agent’s interpretations of any Letter of Credit issued by SVB for Borrower’s account, and Borrower understands and agrees that Agent shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Agent and the Lenders for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Agent have issued a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Agent shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Agent shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to a percentage (which percentage shall be determined by Bank in its sole reasonable discretion and which shall not exceed ten percent (10%) of the face amount of such Letter of Credit).  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as any Letter of Credit relating to such Letter of Credit Reserve remains outstanding.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency (each, a “FX Contract”) on a specified date (the “Settlement Date”).  FX Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date.  The aggregate FX Reduction Amount at any one time may not exceed the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve).  The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by the FX Reduction Amount.  Any amounts needed to fully reimburse Agent and the Lenders for any amounts not paid by Borrower in connection with FX Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services Sublimit.    Borrower may use the Revolving Line in an aggregate amount not to exceed the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount for SVB’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in SVB’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Agent pays on behalf of

Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
2.1.5 Term Loan Advance

(a) Availability.  Subject to the terms and conditions of this Agreement, the Lenders with Term Loan Commitments, severally and not jointly, shall make one (i) term loan advance available to Borrower on the Effective Date in an original principal amount of Forty Million Dollars ($40,000,000.00) (the “Term Loan Advance”).

(b) Interest Payments. With respect to the Term Loan Advance, commencing on the first Payment Date of the month following the month in which the Funding Date of the Term Loan Advance occurs, and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan Advance, at the rate set forth in Section 2.3(a)(ii).

(c) Repayment.  Commencing on the Term Loan Amortization Date and on each Payment Date thereafter until the Term Loan Advance is repaid in full, Borrower shall repay the principal amount of the Term Loan in equal monthly installments based on the applicable Term Loan Amortization Period. To the extent not previously paid, the then outstanding principal amount of the Term Loan Advance shall be due and payable on the Term Loan Maturity Date, together with all accrued and unpaid interest on such principal amount to be paid to but excluding the date of payment.  Once repaid, the Term Loan Advance may not be reborrowed.

(d) Optional Prepayment of Term Loan Advance.  Borrower may at any time prepay all but not less than all of the Term Loan Advance, upon irrevocable notice delivered to Agent and each Lender with a Term Loan Commitment no later than 10:00 A.M., Pacific time, three (3) Business Days prior thereto, which notice shall specify the date and amount of the proposed prepayment; provided that that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (i) accrued interest to such date on the amount prepaid; (ii) the Final Payment described in Section 2.4(d); (iii) the applicable Term Loan Prepayment Premium, if any; and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

(e) Mandatory Prepayment Upon an Acceleration.  If the Term Loan Advance is accelerated by Agent or the Lenders following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Agent, for the ratable benefit of the Lenders with Term Loan Commitments, an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (ii) the applicable Term Loan Prepayment Premium, (iii) the Final Payment and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

2.2 Overadvances.   If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Agent, for the ratable benefit of the Revolving Lenders, in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay any Overadvance, Borrower agrees to pay Agent, for the ratable benefit of the Revolving Lenders interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus three percent (3.00%).

2.3 Payment of Interest on the Credit Extensions.
(a) Interest Rate.

(i)Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (a) the Prime Rate and

(b) four and one-half of one percent (4.50%), which interest shall be payable monthly in accordance with Section 2.3(d) below.

(ii)Term Loan Advance.  Subject to Section 2.3(b), the principal amount of the outstanding Term Loan Advance shall accrue interest at a floating per annum rate equal to (a) the greater of (I) the Prime Rate or (II) four and one-half of one percent (4.50%), plus (b) three and three-quarters of one percent (3.75%), which interest shall be payable monthly in accordance with Section 2.1.5(b).

(b) Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”), unless Agent otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

(c) Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation.  Interest on outstanding Advances under the Revolving Line is payable monthly, in arrears, on the last calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing any interest hereunder, (i) all payments received after 12:00 noon Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided,  however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4 Fees. Borrower shall pay to Agent for the ratable benefit of the Lenders:

(a) Revolving Line Commitment Fee.  A fully earned (as of the Effective Date), non‑refundable Revolving Line commitment fee (the “Revolving Line Commitment Fee”) of Three Hundred Thirty Thousand Dollars ($330,000.00), payable as follows: (i) Sixty Six Thousand Dollars ($66,000.00) shall be due and payable on the Effective Date; (ii) Sixty Six Thousand Dollars ($66,000.00) shall be due and payable on the First Anniversary; provided,  that in the event that all outstanding Obligations under the Revolving Line are repaid in full and the Lenders’ commitment to make any further Credit Extensions under the Revolving Line is terminated prior to the First Anniversary, Two Hundred Sixty Four Thousand Dollars ($264,000.00) shall be immediately due and payable at the time of such repayment and termination; (iii) Sixty Six Thousand Dollars ($66,000.00) shall be due and payable on the Second Anniversary; provided,  that in the event that all outstanding Obligations under the Revolving Line are repaid in full and the Lenders’ commitment to make any further Credit Extensions under the Revolving Line is terminated after the First Anniversary but prior to the Second Anniversary, One Hundred Ninety Eight Thousand Dollars ($198,000.00) shall be immediately due and payable at the time of such repayment and termination; (iv) Sixty Six Thousand Dollars ($66,000.00)  shall be due and payable on the Third Anniversary; provided,  that in the event that all outstanding Obligations under the Revolving  Line are repaid in full and the Lenders’ commitment to make any further Credit Extensions under the Revolving Line is terminated after the Second Anniversary but prior to the Third Anniversary, One Hundred Thirty Two Thousand Dollars ($132,000.00) shall be immediately due and payable at the time of such repayment and termination; and (v) Sixty Six Thousand Dollars ($66,000.00)  shall be due and payable on the Fourth Anniversary; provided,  that in the event that all outstanding Obligations under the Revolving Line are repaid in full and the Lenders’ commitment to make any further Credit Extensions under the Revolving Line is terminated after the Third Anniversary prior to the Fourth Anniversary, Sixty Six Thousand Dollars ($66,000.00) shall be immediately due and payable at the time of such repayment and termination; provided,  however,  that in the case of clauses (i) through (v), if the repayment of all outstanding Obligations under the Revolving Line are repaid in full and the Lenders’ commitment to make any further Credit Extensions under the Revolving Line is terminated prior to the Fourth Anniversary is the result of a repayment of the Term Loan Advance by a new credit facility provided by

SVB or any Affiliate of SVB, then the Revolving Line Commitment Fee shall not be due and payable except for any Revolving Line Commitment Fees for any past Anniversary Dates;

(b) Revolving Line Early Termination Fee. Upon termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, Borrower shall pay to Agent for the ratable benefit of the Lenders holding a Revolving Line Commitment, a termination fee (the “Termination Fee”) in an amount equal to (i) if such termination occurs on or prior to the First Anniversary, three percent (3.00%) of the Revolving Line; (ii) if such termination occurs after the First Anniversary but on or before the Second Anniversary, two percent (2.00%) of the Revolving Line; and (iii) if such termination occurs after the Second Anniversary but prior to the Revolving Line Maturity Date, one percent (1.00%) of the Revolving Line; provided that no Termination Fee shall be charged if the credit facility hereunder is replaced with a new facility from SVB or any Affiliate of SVB;

(c) Term Loan Final Payment.  The Term Loan Final Payment which is due and payable on the earliest to occur of (i) the Term Loan Maturity Date, (ii) the acceleration of the Term Loan Advance by Lenders following the occurrence and during the continuance of an Event of Default, or (iii) the repayment of the Term Loan Advance in full;

(d) Term Loan Prepayment Premium. The Term Loan Prepayment Premium when due hereunder; and

(e) Lender Expenses.  All Lender Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent or the applicable Lenders).

(f) Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Agent or the applicable Lender, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder.  Agent may deduct amounts owing by Borrower under the clauses of this Section 2.4  pursuant to the terms of Section 2.5(c).  Agent shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5 Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made to Agent for the Account of Lenders, at the Funding Office in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 noon Pacific time on the date when due.   Agent shall distribute such payments to Lenders in like funds as set forth in Section 2.6.  Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Each borrowing by Borrower from Lenders hereunder shall be made according to the respective Term Loan Commitment Percentages, or Revolving Line Commitment Percentages, as the case may be, of the relevant Lenders.

(c) Each payment (including each prepayment) by Borrower on account of principal or interest on Advances under the Revolving Line shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amounts of the Advances.

(d) Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Term Loan Advance shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan Advance.  The amount of each principal prepayment of the Term Loan Advance shall be applied to reduce the then remaining installments of the Term Loan Advance based upon each Pro Rata Share of Term Loan Commitments.

(e) Other than as expressly provided in Section 2.1.5 and Section 6.3(c), Agent and the Lenders have the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied.  Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(f) Agent or any of the Lenders may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Agent or any Lender when due. These debits shall not constitute a set-off.

(g) Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective Pro Rata Share of a corresponding payment amount.  If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

2.6 Settlement Procedures.

(a) If Agent receives any payment for the account of Lenders on or prior to 12:00 noon (Pacific time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 12:00 noon (Pacific time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b) In addition to and without limiting the foregoing, upon notice from Agent, each Lender shall transfer to Agent (as provided below) or Agent shall transfer to each Lender, such amounts as are necessary to insure that the amount of Advances made by each Lender shall be equal to such Lender’s Revolving Line Commitment Percentage of all Advances outstanding as of the date of such notice.  If such notice is provided prior to 10:00 a.m. (Pacific time) time on a Business Day, such transfers shall be made in immediately available funds no later than the close of business on such Business Day; and, if received after 10:00 a.m. (Pacific time), then no later than 12:00 noon (Pacific time) on the next Business Day.  The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by Agent.  If and to the extent any Lender shall not have so made its transfer to Agent, such Lender agrees to pay to Agent, on demand, such amount, with interest thereon, for each day from such date until the date such amount is paid to Agent, equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing, or similar fees customarily charged by Agent in connection with the foregoing.

2.7 Withholding.  Payments received by Agent or any Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Agent and/or the Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Agent and/or the Lenders receives a net sum equal to the sum which each would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental

Authority.  Borrower will, upon request, furnish Agent and the Lenders with proof reasonably satisfactory to Agent and/or the Lenders indicating that Borrower has made such withholding payment; provided,  however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.

2.8 Notes.    If so requested by any Lender by written notice to the Borrower (with a copy to the Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 13.2), promptly after the Borrower’s receipt of such notice a promissory note or promissory notes to evidence such Lender’s Revolving Line Commitment and/or Term Loan Commitment, as applicable.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its promissory note(s), Borrower shall issue, in lieu thereof, replacement promissory note(s) in the same principal amount thereof and of like tenor.

2.9 Incremental Revolving Commitment.

(a) Revolving Line.  At any time prior to the Revolving Line Maturity Date, provided no Default or Event of Default has occurred and is continuing and subject to the conditions set forth in clause (d) below, upon notice to the Agent, the Borrower may, from time to time, request one or more increases (but not more than three (3) increases in the aggregate) to the Revolving Line Commitment (the “Incremental Revolving Commitment”), in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000.00).  Any Incremental Revolving Commitment shall be in the amount of at least Five Million Dollars ($5,000,000.00) (or such lower amount that represents all remaining availability pursuant to this Section 2.9(a) and integral multiples of One Million Dollars ($1,000,000.00) in excess thereof (or such lower amount that represents all remaining availability pursuant to this Section 2.9(a).

(b) Lender Election to Increase; Prospective Lenders.  At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period (such period, the “Election Period”) within which each Lender is requested to respond (which Election Period shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders), and the Agent shall promptly thereafter notify each Lender of the Borrower’s request for such Incremental Revolving Commitment and the Election Period during which each Lender is requested to respond to such Borrower request; provided that if such notice indicates that it is conditioned upon the occurrence of a specified event, such notice may be revoked if such event does not occur prior to the requested funding date.    No Lender shall be obligated to participate in any Incremental Revolving Commitment, and each such Lender’s determination to participate shall be in such Lender’s sole and absolute discretion.    Any Lender not responding by the end of such Election Period shall be deemed to have declined to increase its respective Revolving Commitment.    To the extent sufficient Revolving Line Lenders (or their Affiliates) do not agree to provide an Incremental Revolving Commitment, on terms acceptable to the Borrower, the Borrower may invite any prospective lender that is reasonably satisfactory to the Agent and each other existing Revolving Line Lender to become a Lender pursuant to a joinder agreement in form and substance satisfactory to the Agent in connection with the proposed Incremental Revolving Commitment (provided that the joinder of any such “Lender” for the purpose of providing all or any portion of any such Incremental Revolving Commitment shall not require the consent of any other Lender (including any other “Lender” that is joining this Agreement to provide all or part of such Incremental Revolving Commitment).

(c) Effective Date and Allocations.  If the Total Revolving Commitments are increased in accordance with this Section 2.9, the Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Revolving Commitment.  The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Revolving Commitment and the Increase Effective Date.

(d) Conditions Precedent. Each of the following shall be the only conditions precedent to the making of an Incremental Revolving Commitment:

(i)The Borrower shall deliver to the Agent a certificate of each Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of each such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Revolving Commitment.

(ii)Each of the conditions precedent set forth in Section 3.2 shall be satisfied.

(iii)The Borrower shall be in compliance with the then applicable financial covenant(s) set forth in Section 6.9 hereof both as of the end of the most recently ended fiscal quarter prior to the making of the Incremental Revolving Commitment and immediately after giving effect to the making of the Incremental Revolving Commitment on a pro forma basis (treating any Incremental Revolving Commitment as fully funded).

(iv)The Borrower shall have delivered to the Agent a Compliance Certificate certifying as to compliance with the requirements of clauses (ii) and (iii) above.

(v)The Borrower shall have executed any amendments to this Agreement and the other Loan Documents as may be required by the Agent to effectuate the provisions of this Section 2.9, including, if applicable, any amendment that may be necessary to ensure and demonstrate that the Liens and security interests granted by the Loan Documents are perfected under the UCC or other applicable law to secure the Obligations in respect of the Incremental Revolving Commitment.

(vi)The Borrower shall have paid to the Agent any fees required to be paid in connection with the increased Revolving Commitment, and shall have paid to any Lender any fees required to be paid to such Lender in connection with the increased Revolving Line Commitment (or in the case of a new Lender, such new Revolving Line Commitment) hereunder.

(e) Distribution of Revised Commitments Schedule.  The Agent shall promptly distribute to the parties an amended Schedule 1 (which shall be deemed incorporated into this Agreement), to reflect any such changes in the Revolving Line Commitments of the existing Lenders, or the addition of any new Lenders and their respective Revolving Line Commitment amounts, and the respective Revolving Line Commitment Percentage resulting therefrom.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.5 or 13.7 to the contrary.

(g)Any additional Advances made available pursuant to any such Incremental Revolving Commitment shall be treated on the same terms (including with respect to pricing and maturity date) as, and made pursuant to the same documentation as is applicable to, the original Advances under the Revolving Line.

(h)The Incremental Revolving Commitments shall, for purposes of prepayments, be treated substantially the same as the initial Revolving Line Commitment and shall have the same terms as the initial Advances under the Revolving Line, except as may be mutually agreed among the Borrower, the Agent and the Requisite Lenders (not to be unreasonably withheld or delayed); provided,  that in any case, that no Incremental Revolving Commitment shall have a final maturity date earlier than the Revolving Line Maturity Date, as applicable;  provided further that, and for the avoidance of doubt any time periods in Section 2.4 as they relate to the repayment of the Revolving Line or the termination of the Revolving Line and the Revolving Line Commitment and Incremental Revolving Commitment shall be measured from the Effective Date and not from the date of any advance on the Revolving Line pursuant to the Revolving Line Commitment.

(i)Effect of Increase.  Upon the increase in the Revolving Line Commitment under this Section 2.9, all references in this Agreement and in any other Loan Document to the Revolving Line Commitment of any Lender shall be deemed to include any increase in such Lender’s Revolving Line Commitment pursuant to this Section 2.9.  The Revolving Line Commitments that are subject to an increase under this Section 2.9 shall be entitled to all of the benefits afforded by this Agreement and the other Loan Documents and shall benefit equally and ratably from any guarantees and Liens provided under the Loan Documents

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension.  Agent’s and each Lender’s obligation to make the initial Credit Extension hereunder is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent and the Lenders, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed signatures to the Loan Documents;
(b) duly executed signatures to the Control Agreements, if any;

(c) the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) duly executed signature pages to each Note in favor of each Lender requesting a Note in connection with the Effective Date;
(e) duly executed signatures to the completed Borrowing Resolutions for Borrower;

(f) evidence that (i) the Liens securing Indebtedness owed by Borrower to SVB in connection with the Existing SVB Obligations will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension hereunder, be terminated;

(g) certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension hereunder, will be terminated or released;

(h) the consolidated Perfection Certificate of Borrower, together with the duly executed signature thereto;
(i) [reserved];
(j) [reserved];
(k) [reserved];
(l) [reserved];
(m) [reserved];

(n) evidence satisfactory to Agent that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent; and

(o) payment of (i) the Existing SVB Obligations Payoff Amount; and (ii) the fees and Lender Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a) timely receipt of the Credit Extension request and any materials and documents required by Section 3.4;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided,  further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided,  however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided,  further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Agent’s and the Lenders’ reasonable discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver.   Borrower agrees to deliver to Agent and each Lender each item required to be delivered to Agent and each Lender under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent and each Lender of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3.4 Procedures for Borrowing.

(a) Advances.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Agent (which notice shall be irrevocable) by electronic mail by 12:00 noon Pacific time on the Funding Date of the Advance.  Such notice shall be made by Borrower through SVB’s online banking program; provided,  however,  that if Borrower is not utilizing SVB’s online banking program, then such notice shall be in a written format acceptable to Agent and the Lenders that is executed by an Authorized Signer.  Agent shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances.  In connection with any such notification, Borrower must promptly deliver to Agent by electronic mail or through SVB’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Agent and the Lenders may request in their sole discretion.  Agent shall credit proceeds of an Advance to the Designated Deposit Account.  Agent may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

(b) Funding.  Unless Agent shall have been notified in writing by any Lender prior to the date of any Credit Extension, that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount.  If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent.  If such Lender’s share of such Credit Extension is not made available to Agent by such Lender within three (3) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan Advance or to Advances under the Revolving Line, as applicable, on demand, from Borrower.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.    Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Without limiting the foregoing, all Obligations shall also be secured by the Dutch Security Documents and any and all other security agreements, pledges, mortgages creating a security interest over any other collateral granted to Bank by Dutch Borrower as security for the Obligations, now or in the future.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Agent’s Liens in this Agreement) and in the Dutch Security Documents.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Agent shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.  In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Agent shall terminate the security interest granted herein upon Borrower providing to SVB cash collateral acceptable to SVB in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to SVB cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then  at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein and in the Dutch Security Documents is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3 Authorization to File Financing Statements.  Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, except as permitted herein, by either Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code.  Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on

Borrower’s business. AtriCure B.V. is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)  duly incorporated and validly existing under the laws of the Netherlands and has the power to carry on its business as it is now being conducted and to own its property and other assets.  For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest of AtriCure B.V. (as that term is used in Article 3(1) of the Regulation) is situated in the Netherlands.  In connection with this Agreement, Borrower has delivered to Agent a completed certificate signed by Borrower, entitled “Perfection Certificate”.  Borrower represents and warrants to Agent that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction (unless otherwise noted on the Perfection Certificate or the Operating Documents being delivered pursuant to Section 3.1 hereof); and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) and except for filing requirements expressly contemplated by the terms hereof, including the filing of financing statements, or (v) conflict with, contravene, constitute a default or material breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder and the Deed of Right on Pledge of Shares and procures that the same applies in respect of AtriCure B.V. (being the pledgor under the Omnibus Deed of Pledge), free and clear of any and all Liens except Permitted Liens.  Borrower has no Collateral Accounts at or with any bank or financial institution other than with SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent in connection herewith and which Borrower has given Agent notice and taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, pursuant to the term of Section 6.8(b).  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate, or as permitted in Section 7.2.  None of the components of the Collateral (other than mobile equipment such as laptop computers in the possession of Borrower’s employees or agents) are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Except as otherwise specified in written notice from Borrower to Agent, no material amount of Inventory is other than, in all material respects, of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of

Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate and in the Compliance Certificates provided from time to time, Borrower is not a party to, nor is it bound by, any material Restricted License.

5.3 Accounts Receivable; Inventory.
(a) For each Account with respect to which Advances are requested to be lent against, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b) For any Eligible Account and/or any Eligible Foreign Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts/Eligible Foreign Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Eligible Account/Eligible Foreign Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts/Eligible Foreign Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

(c) For any item of Inventory consisting of “Eligible Inventory” in any Borrowing Base Certificate, such Inventory (a) consists of raw materials and/or finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act in all material respects; (d) is subject to the first priority Liens granted or in favor of Agent under this Agreement and the other Loan Documents and is not subject to any other liens except for any other Permitted Liens; and (e) is located at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 7.2).

5.4 Litigation.  Except as otherwise specified in the Perfection Certificate or reported pursuant to Section 6.2(j), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00) individually or Five Hundred Thousand Dollars ($500,000.00) in the aggregate at any time.

5.5 No Material Deviation in Financial Statements and Deterioration in Financial Condition.  All consolidated financial statements for Borrower and any Subsidiary delivered to Agent and the Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date thereof.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent and the Lenders.

5.6 Solvency.  The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent the failure to obtain or make any approval or filing could not reasonably be expected to have a material adverse effect on Borrower’s or any Subsidiary’s business.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9 Tax Returns and Payments; Pension Contributions.

(a) Except as otherwise permitted by this Section 5.9, Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes; provided that Borrower (i) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Agent in writing of the commencement of, and any material development in, the proceedings, (iii) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.

(b) Borrower has paid all amounts currently due and payable to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability (excluding pension, profit sharing and deferred compensation plan obligations recorded in accordance with GAAP) of Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions (i) for the repayment in full of the Existing SVB Obligations and (ii) as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender in connection with the Loan Documents, or the transactions contemplated thereby, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by Agent and each Lender that any projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent, for the ratable benefit of the Lenders, in all of its property.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent, upon Agent’s request.

(c) Deliver to Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.2 Financial Statements, Reports, Certificates. Provide Agent and each Lender with the following:

(a) Borrowing Base Reports.  (i) With each request for an Advance and (ii) within thirty (30) days after the last day of each month, a  Borrowing Base Report (and any other schedules and reports related thereto as Agent may reasonably request, including, without limitation, a detailed accounts receivable ledger report);

(b) Accounts Receivable/Accounts Payable Reports.  Within thirty  (30) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by due date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, detailed debtor listing, Deferred Revenue report, and general ledger, and (D) monthly perpetual inventory reports for Inventory, valued on a first in, first out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment;

(c) Quarterly Financial Statements.  As soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated and consolidating balance sheet,  consolidated statement of cash flows and consolidated and consolidating income statement covering Borrower’s consolidated operations for such quarter, certified by a Responsible Officer and in a form acceptable to Agent and the Lenders (the “Borrower-prepared Financial Statements”);

(d) Compliance Certificates.  Within forty-five (45) days after the end of each quarter and together with the Borrower-prepared Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent or the Lenders may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e) Annual Operating Budget and Financial Projections.  As soon as available, but not more than thirty (30) days after the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(f) Annual Audited Financial Statements.  As soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion;

(g) SEC Reporting.  Without duplication, provide copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided,  however, Borrower shall promptly notify Agent and the Lenders in writing (which may be by electronic mail) of the posting of any such documents;

(h) Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt, except to the extent that the foregoing have been filed with the SEC and are publicly available within such time frame;

(i) Changes in Intellectual Property.  Prompt written notice (in any event not less than monthly in a written notice provided to Agent, if any change(s) are reportable), of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(j) Legal Action Notice.  Prompt report (in any event not less than monthly in a written notice provided to Agent, if any event(s) are reportable), of any legal action pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of more than Two Hundred Fifty Thousand Dollars ($250,000.00), individually, or more than Five Hundred Thousand Dollars ($500,000.00) when aggregated with all other legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that have not previously been disclosed to Agent pursuant to the Perfection Certificate or other written report; and

(k) Other Financial Information. Other financial information reasonably requested by Agent or any Lender.
6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts.   Borrower shall deliver to Agent transaction reports and schedules of collections, as provided in Section 6.2, on Agent’s standard forms; provided,  however, that Borrower’s failure to execute and deliver the same shall not affect or limit Agent’s Lien and other rights in all of Borrower’s Accounts, nor shall Agent’s or any Lender’s failure to advance or lend against a specific Account affect or limit Agent’s Lien and other rights therein.  If requested by Agent or any Lender, Borrower shall furnish Agent with copies (or, at Agent’s or any Lender’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrower shall deliver to Agent, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes.  Borrower shall promptly notify Agent and the Lenders of all disputes or claims involving, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) or more relating to Accounts.  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Agent and the Lenders in the regular reports provided to Agent and the Lenders; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.

(c) Collection of Accounts.  Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Agent (either such account, the “Cash Collateral Account”).  Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account.  Subject to Agent’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Agent and the Lenders, in their sole discretion, at times when an Event of Default exists, elect not to so apply such amounts), or (ii) when a Streamline Period is in effect, transferred on a daily basis to Borrower’s operating account with SVB.  Borrower hereby authorizes Agent to transfer to the Cash Collateral Account any amounts that Agent reasonably determines are proceeds of the Accounts (provided that Agent is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

(d) Reserves.  Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default has occurred and is continuing,  Agent may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with SVB when a Streamline Period is in effect) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

(e) Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall provide notice of such return pursuant to its current reporting obligations pursuant to Section 6.2 to Agent and Lenders.  After the occurrence and during the continuance of any Event of Default, Borrower shall promptly provide any notices or reports related to any return or attempted return of the Inventory as requested by Agent.

(f) Verifications; Confirmations; Credit Quality; Notifications.  Agent may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Agent or such other name as Agent may choose, and notify any Account Debtor of Agent’s security interest in such Account;  provided,  that Agent shall provide notice of such communication to Borrower including what information Agent verified; and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit.

(g) No Liability.  Neither Agent nor any Lender shall be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Agent or any Lender be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Agent or any Lender from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds.  Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Agent in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 2.5(e) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof;  provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Agent the proceeds of (i) Transfers permitted in Section 7.1 and/or (ii) the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Two Hundred Fifty Thousand Dollars ($250,000.00) or less (for all such transactions in any fiscal year).  Borrower agrees that it will maintain all proceeds of Collateral in an account maintained with SVB.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions.  (a) Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and (b) except as otherwise described on the Perfection Certificate, pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, except to the extent that any failure to pay any such amount results in or is reasonably likely to result in any liability of Borrower which, when aggregated with all such actual and expected liabilities (including without duplication any liabilities described in Section 5.9(b) or 7.10), does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

6.6 Access to Collateral; Books and Records.  At reasonable times, on three (3) Business Days’ notice (provided that no notice is required if an Event of Default has occurred and is continuing), Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books.  The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months, or more frequently as Agent or any Lender shall reasonably determine conditions warrant.  The charge therefor shall be One Thousand Dollars ($1,000.00) per person per day (or such higher amount as shall represent Agent’s then-current and reasonable standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Agent schedule an audit more than ten (10) days in advance, and Borrower cancels or reschedules the audit with less than ten (10) days written notice to Agent, then (without limiting any of Agent’s rights or remedies) Borrower shall pay Agent a fee of One Thousand Dollars ($1,000.00)  plus any out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling.

6.7  Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent or any Lender may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Agent and the Lenders.  All property policies shall have a lender’s loss payable endorsement showing Agent as the sole lender loss payee (for itself and for the ratable benefit of the Lenders) and waive subrogation against Agent and the Lenders.  All liability policies shall show, or have endorsements showing, Agent as an additional insured for itself and for the ratable benefit of the Lenders.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Agent at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  At Agent’s or and Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Agent’s option, be payable to Agent (for the ratable benefit of the Lenders) on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property;  provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent or any Lender, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Agent,  Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Agent deems prudent.

6.8 Operating Accounts.

(a) Maintain all of its and all of its Subsidiaries’, if any, depository, operating accounts and securities accounts which are maintained in the United States (including, without limitation, any such account which is maintained with a United States branch of a foreign institution) with SVB and SVB’s Affiliates, with all excess funds maintained at or invested through SVB or an Affiliate of SVB.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such.

(b) Provide Agent five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates.  For each Collateral Account that Borrower at any time maintains within the United States (including, without limitation, any such account which is maintained with a United States branch of a foreign institution), Borrower shall cause the applicable bank or financial institution (other than SVB) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such

Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Agent.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such.

6.9 Financial Covenant.

Maintain at all times, to be tested as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Minimum Revenue. Minimum revenue, measured quarterly on a trailing twelve month basis and determined in accordance with GAAP, of at least the following for the periods indicated below:
Quarterly Period Ending	Trailing Twelve Month Revenue
March 31, 2018	$175,000,000.00
June 30, 2018	$178,000,000.00
September 30, 2018	$181,000,000.00
December 31, 2018	$183,000,000.00

Minimum revenue financial covenant levels for the fiscal year commencing January 1, 2019 shall be mutually determined by Borrower and Agent on or before February 15, 2019, based on the Borrower’s annual forecast for each such fiscal year; provided,  that such financial covenant levels shall in any event reflect and require not less than the greater of (i) five percent (5.00%) year-over-year organic growth; and (ii) Two Hundred Million Dollars ($200,000,000.00).

Minimum revenue financial covenant levels for the fiscal years commencing January 1, 2020 and thereafter shall be mutually determined by Borrower and Agent on or before February 15 of each fiscal year, based on the Borrower’s annual forecast for each such fiscal year; provided,  that such financial covenant levels shall in any event reflect and require not less than five percent (5.00%) year-over-year organic growth.

6.10 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall provide written notice thereof to Agent as part of the Compliance Certificate required to be provided to Agent pursuant to Section 6.2(d) with respect to the applicable quarter and shall execute such intellectual property security agreements and other documents and take such other actions as Agent shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of the Lenders, in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent with at least fifteen (15) days prior written notice (which may be in the form of a report and/or a certificate delivered periodically pursuant to Section 6.2) of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an amendment to the IP Agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of the Lenders, in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such amendment to IP Agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  As part of the Compliance Certificate required to be provided to Agent pursuant to Section 6.2(d) with respect to the applicable quarter, Borrower shall promptly provide to Agent, upon request, copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works.

(c) Provide written notice to Agent in each Compliance Certificate of any material Restricted License that Borrower has entered into or become bound by since the period covered by the last Compliance Certificate (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as are commercially reasonable to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents; provided,  however, that the failure to obtain any such consent after taking such commercially reasonable steps shall not limit the ability of Borrower to enter into such license.

6.11 Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent or any Lender, Borrower and its officers, employees and agents and Borrower’s books and records (subject to (i) any written agreement binding upon Borrower prohibiting Borrower from disclosing any information of third parties and (ii) attorney client privilege of Borrower), to the extent that Agent and/or the Lenders may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent and/or any Lender with respect to any Collateral or relating to Borrower.

6.12 Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower and/or such Guarantor shall, following Agent’s reasonable request, (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder or a Guarantor, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Agent (including being sufficient to grant Agent, for the ratable benefit of the Lenders, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent;  and (c) provide to Agent all other documentation in form and substance satisfactory to Agent, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document and shall secure or guaranty (as applicable) all of the Obligations owing to Agent and the Lenders.

6.13 Further Assurances.  Execute any further instruments and take further action as Agent and the Lenders reasonably request to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

6.14 Online Banking.

             (a)Utilize SVB’s online banking platform for all matters requested by Agent which shall include, without limitation (and without request by Agent for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).

             (b)Comply with the terms of the “Banking Terms and Conditions” and ensure that all persons utilizing the online banking platform are duly authorized to do so by an Administrator.  SVB and Agent shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit

Extension submitted via the online banking platform and to further assume that any submissions or requests made via the online banking platform have been duly authorized by an Administrator.

6.15 Post-closing Matters.  On or before the day that is thirty (30) days after the Effective Date (or such later date as Agent shall determine, in its sole discretion), Borrower shall deliver, or cause to be delivered, the following documents to the Agent:

(a) the constitutional documents of AtriCure B.V. and a copy of an up to date extract from the Dutch trade register evidencing person(s) authorized to represent AtriCure B.V.;

(b) the duly executed signature pages of AtriCure B.V. to its Guaranty, Guarantor Security Agreement and the Omnibus Deed of Pledge, together with the duly executed board resolution (bestuursbesluit) and shareholder’s resolution (aandeelhoudersbesluit) of AtriCure B.V. approving the Loan Documents to which it is a party;

(c) an unconditional positive advice (advies) from each relevant (central) works' council ((centrale)  ondernemingsraad), including the request for advice or, if applicable, a confirmation of the managing board of AtriCure B.V. included in the board resolution that no (central) works’ council ((centrale)  ondernemingsraad), has jurisdiction in respect of any transaction contemplated by this Agreement;

(d) the Deed of Right of Pledge on Shares, executed before a Dutch civil notary including legalized and notarized powers of attorney from the pledgor, the pledgee and the company in connection thereto (to the extent required by the Dutch civil notary);  and

(e) a legal opinion of Stek Advocaten B.V., in form and substance acceptable to Agent, in its reasonable discretion, together with the duly executed signature thereto.
7 NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of the Requisite Lenders:

7.1 Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory or Equipment (including generators/capital equipment, whether classified as Inventory or Equipment), pursuant to leases by Borrower as lessor) in the ordinary course of business; (b) of worn-out or obsolete Equipment or Intellectual Property that is no longer useful or economically practicable to maintain; provided,  that in each case that no Event of Default has occurred and is continuing; and (c) consisting of Permitted Liens and Permitted Investments.

7.2 Changes in Business, Management, Control, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) permit the existing Chief Executive Officer or Chief Financial Officer of the Borrower to cease to hold such position unless replaced within thirty (30) days with a person reasonably acceptable to Agent; or (ii) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000.00) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) maintain any of the Collateral other than at a location of Borrower, pursuant to leases allowed by Section 7.1, or as set forth below in this Section 7.2.

Borrower shall not deliver to any bailee any portion of the Collateral, except that Borrower may deliver (x) Inventory to a bailee for sterilization in an aggregate amount outstanding at any one time for such bailee not exceeding Two Million Dollars ($2,000,000.00) (gross book value), (y) molds to bailees who use the molds to fabricate Inventory for Borrower in an aggregate amount outstanding at any one time for all such bailees not exceeding Four Million Dollars ($4,000,000.00) (gross book value), and (z) other Inventory or Equipment to bailees in an aggregate amount outstanding at any one time for all such bailees not exceeding Two Million Dollars ($2,000,000.00) (gross book value).  If Borrower intends to deliver any portion of the Collateral to a bailee in an amount in excess of what is allowed pursuant to the foregoing sentence, Borrower will first receive the written consent of Agent, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Agent.  Borrower may maintain small amounts of “trunk stock” with Borrower’s sales representatives and may maintain with any customer of Borrower (y) up to Two Hundred Fifty Thousand Dollars ($250,000.00) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s generators/capital equipment and (z) up to Two Hundred Fifty Thousand Dollars ($250,000.00) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s disposable products on consignment to such customer.

7.3 Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary).  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, including, without limitation, any Indebtedness to any officer, director or shareholder of Borrower for which such officer, director or shareholder subordinates such Indebtedness to all of Borrower’s now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders entered into between Agent, each Lender and such officer, director or shareholder), on terms reasonably acceptable to Agent and the Lenders.  Borrower is permitted to make the nContact Earnout Payments as and when due and pursuant to the terms and conditions of the nContact Merger Agreement, so long as (i) no Default or Event of Default has occurred and is continuing immediately prior to and immediately after giving effect to any such payment of such nContact Earnout Payments; and (ii) the value of such nContact Earnout Payments shall be made in accordance with the terms and conditions of the nContact Merger Agreement;  provided,  that under no circumstances shall such nContact Earnout Payments be made with cash if,   after giving effect to such nContact Earnout Payments, the sum of Borrower’s unrestricted cash and Cash Equivalents held with SVB and its Affiliates plus the unused Availability Amount is less than the greater of (a) Twenty Five Million Dollars $25,000,000.00 or (b) the result of (i) Borrower’s trailing three (3) quarters’ EBITDA; multiplied by (ii) negative 1 (-1.00).

7.5 Encumbrance.  Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7 Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000.00) per fiscal year; (iv) Borrower may institute a stock repurchase program pursuant to which it repurchases outstanding shares of Borrower’s common stock so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to such repurchase and provided that the aggregate of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000.00); (v) Borrower may issue shares in connection with the payment of the nContact Earnout Payments, and

(vi) any Borrower which is a Subsidiary of any other Borrower may pay dividends or make distributions or payments to such other Borrower or redeem, retire or repurchase from such other Borrower its capital stock or membership interest; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount owed by Borrower thereunder, shorten the maturity thereof, increase the rate of interest applicable thereto or adversely affect the subordination thereof to Obligations owed to Agent and the Lenders.

7.10 Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower which, when aggregated with all such actual and expected liabilities (including without duplication any liabilities described in Section 5.9(b) or 6.5(b)) exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan Maturity Date, as applicable).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3(c), 6.5, 6.7, 6.8, 6.9, 6.10(b) or  6.12, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided,  however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to the financial covenant(s) or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;
8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach (including, in respect of AtriCure B.V., a provisional attachment (conservatoir beslag)), by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided,  however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements.  There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7 Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any Lender or to induce Agent or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect; any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; a default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Agent and/or any Lender, or any creditor that has signed such an agreement with Agent and/or any Lender breaches any terms of such agreement; or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any such subordination, intercreditor, or other similar agreement; or

8.10 Guaranty.    (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any material obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor; (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Agent’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a Material Adverse Change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

9 RIGHTS AND REMEDIES

9.1 Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Agent may, or upon the request of Requisite Lenders, Agent shall, without notice or demand, do any or all of the following, to the extent not prohibited by applicable law:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, Agent and/or any Lenders;

(c) demand that Borrower (i) deposit cash with SVB in an amount equal to at least 105% (110% for Letters of Credit denominated in a Currency other than Dollars) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; provided,  however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all Letters of Credit remaining undrawn shall automatically become effective without any action by Agent;

(d) terminate any FX Contracts;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent and/or the Lenders consider advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds;

(f) make any payments and do any acts Agent or any Lender considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates at a location that is reasonably convenient to Agent and Borrower.  Agent may peaceably enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Agent’s rights or remedies;

(g) apply to the Obligations then due (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Agent owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders;

(i) place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney.  Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.

9.3 Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or and Lender’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Event of Default.  If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5 Liability for Collateral.  So long as Agent and Lenders comply with reasonable banking practices (which in all cases means in part acting without gross negligence or willful misconduct) regarding the safekeeping of the Collateral in their possession or under the control of Agent and/or Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative.  Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10 Agent
10.1 Appointment and Authority.

(a) Each Lender hereby irrevocably appoints SVB to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of this Section 10 are solely for the benefit of Agent and Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

10.2 Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of Section 10.3 shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.3 Exculpatory Provisions.  Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent shall not:

(a) be subject to any fiduciary, trust, agency or other similar duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Requisite Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.7) or (ii) in the absence of its own gross negligence or willful misconduct.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.4  Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension.  Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Requisite Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Requisite Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon Lenders and all future holders of the Loans.

10.5 Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (except with respect to defaults in the payment of principal, interest or fees required to be paid to Agent for the account of Lenders), unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Requisite Lenders (or, if so specified by this Agreement, all Lenders).

10.6 Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Party and their Affiliates and made its own decision to make its Credit Extensions hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Party and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

10.7 Indemnification.  Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so in accordance with the terms hereof, according to its Commitment Percentage in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, in accordance with its Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8  Agent in Its Individual Capacity.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

10.9    Successor Agent.  Agent may at any time give notice of its resignation to Lenders and Borrower.  Upon receipt of any such notice of resignation, Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a financial institution with an office in the State of California, or an Affiliate of any such bank with an office in the State of California.  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Requisite Lenders appoint a successor Agent as provided for above in this Section 10.9.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.9).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section

10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

10.10 Defaulting Lender.

(a) If for any reason any Lender shall fail or refuse to abide by its payment and/or funding obligations under this Agreement, including, without limitation, its obligation to make available to Agent its Revolving Line Commitment Percentage of any Advances and/or its Term Loan Commitment Percentage of any Term Loan Advance, expenses or setoff and such failure is not cured within two (2) days of receipt from Agent of written notice thereof (such Lender is referred to herein as a “Defaulting Lender”), then, in addition to the rights and remedies that may be available to the other Lenders, Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to (including any voting or consent right), the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of outstanding Advances, Term Loan Advance, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments, Lenders’ respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Advance and/or Term Loan Advance.  The Defaulting Lender’s decision-making and participation rights (including any voting or consent rights) and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.5(g) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b) The non-Defaulting Lender(s) shall have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, after not less than ten (10) days prior written notice by Agent (upon the request of such non-Defaulting Lender(s)) to the Defaulting Lender, for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Revolving Line Commitment to fund future Advances and/or Term Loan Commitment to fund future Term Loan Advances.  Upon any such purchase of the Commitment Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.

(c) Each Defaulting Lender shall indemnify Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Revolving Line Commitment Percentage of an Advance, its Term Loan Commitment Percentage of any Term Loan Advance, and/or to otherwise perform its obligations under the Loan Documents.

11 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission (with such electronic mail or facsimile transmission promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 11); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Agent or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to Borrower:	AtriCure, Inc.
7555 Innovation Way
Mason, OH 45040
Attn: M. Andrew Wade
Fax: (513) 644-1315
Email: awade@atricure.com

with a required copy (which	Keating Muething & Klekamp PLL
shall not constitute notice) to:	One East Fourth Street
Suite 1400
Cincinnati, Ohio 45202
Attn: F. Mark Reuter and Kelley B. Tracy
Fax: (513) 579-6457
Email: mreuter@kmklaw.com; ktracy@kmklaw.com

If to Agent:	Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, Colorado 80021
Attn: Tom Hertzberg
Fax: (303) 469-9088
Email: thertzberg@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 880-3456
Email: cstavros@riemerlaw.com

12 Choice of Law, Venue AND Jury Trial Waiver

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrower, Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in New York;  provided,  however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 12 shall survive the termination of this Agreement.

13 GENERAL PROVISIONS

13.1 Termination Prior Maturity Date; Survival.  This Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent and the Lenders.  Notwithstanding any termination of this Agreement, all of Lenders’ security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that any Lender may, in its sole discretion, refuse to make any further Advances and/or Term Loan Advances after termination.  No termination of this Agreement shall in any way affect or impair any right or remedy of Agent or any Lender, nor shall any such termination relieve Borrower of any Obligation to any Lender, until all of the Obligations have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

13.2 Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent’s and Lenders’ prior written consent (which may be granted or withheld in Agent’s and/or Lenders’ sole discretion). Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, so long as an Event of Default has not occurred and is continuing, neither Agent nor any Lender shall assign any interest in the Loan Documents to an operating company which is a direct competitor of Borrower.

13.3 Indemnification.  Borrower agrees to indemnify, defend and hold Agent, each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent, Lenders and Borrower contemplated by the Loan Documents (including  reasonable attorneys’ fees and expenses),  except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.  This Section 13.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

13.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
13.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.6 Correction of Loan Documents.  Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by Agent, each Lender and Borrower.

13.7 Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or subordinate Lenders’ security interest in, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Agent, Requisite Lenders (or by Agent with the consent of Requisite Lenders) and Borrower; provided that no such amendment, waiver or consent shall, unless in writing and signed by all Lenders directly affected thereby (or by Agent with the consent of all Lenders directly affected thereby), in addition to Agent, Requisite Lenders (or by Agent with the consent of Requisite Lenders) and Borrower, do any of the following: (i) increase or decrease the amount of, or extend the term of, any Revolving Line Commitment and or Term Loan Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on (other than waiving the imposition of the Default Rate) any Term Loan Advance or reduce the amount of any fees payable under any Loan Document, (iii) postpone the date fixed for or reduce or waive any scheduled installment of principal or any payment of interest or fees due to any Lender under the Loan Documents, (iv) release or subordinate the Lien on all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Intellectual Property (which shall be deemed to affect all Lenders), in each case, except as otherwise may be provided in any Loan Document, (v) release Borrower from, or consent to a Borrower’s assignment or delegation of, Borrower’s obligations under the Loan Documents (which shall be deemed to affect all Lenders), except as otherwise may be provided in any Loan Document, (vi) amend, modify, terminate or waive Section 8.3, or (vii) amend or modify the definition of “Requisite Lenders” or any provision providing for the consent or other action by all Lenders.  No amendment or modification shall, unless in writing and signed by all Lenders holding a Revolving Line Commitment, amend or modify the definitions of “Borrowing Base” and “Availability Amount”, amend, modify or waive the conditions precedent set forth in Section 3.2 and/or Section 3.3 applicable to the Revolving Line, or amend modify or waive any other provision having the effect of increasing the Availability Amount.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.  In the event any provision of any other Loan Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall exclusively control.

13.8 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.9 Confidentiality.  In handling any confidential information, Agent and each Lender shall exercise the same degree of care that it exercises for its own respective proprietary information, but disclosure of information may be made: (a) to Agent and/or any Lender’s Subsidiaries  or Affiliates (such Subsidiaries and Affiliates, together with  Agent/Lenders,  collectively,  “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided,  however,  that Agent shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required in connection with an examination or audit of Agent or any Lender; (e) as Agent or any Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Agent and/or Lenders, so long as such service providers have executed a confidentiality agreement with Agent and/or Lenders with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or Lenders; or (ii) disclosed to Agent and/or Lenders by a third party if Agent/Lenders do not know that the third party is prohibited from disclosing the information.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

13.10 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

13.11 Right of Setoff.   Borrower hereby grants to Agent, for the ratable benefit of the Lenders, a Lien and a right of setoff as security for all Obligations to Agent and the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or any Lender may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower then due regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL

RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.13 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.14 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.15 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.16 Borrower Liability.  Any Borrower may, acting singly, request Credit Extensions hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Agent and/or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Agent and/or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably subordinates to the prior payment in full of the Obligations and the termination of each Lender’s commitment to make Credit Extensions to Borrower and agrees not to assert or enforce prior to payment in full of the Obligations and the termination of each Lender’s commitment to make Credit Extensions to Borrower all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent and/or any Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Agent and the Lenders and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

13.17 Patriot Act.  Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow Lender, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

14 DEFINITIONS

14.1 Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, and the singular includes the plural.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Administrator” is an individual that is named:

(a) as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in the “Banking Terms and Conditions”) on behalf of Borrower; and

(b) as an Authorized Signer of Borrower in an approval by the Board.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Anniversary Dates” is each of and collectively, the First Anniversary, the Second Anniversary, the Third Anniversary and the Fourth Anniversary.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request and/or Term Loan Advance request, on behalf of Borrower.

“AtriCure B.V.” is AtriCure Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in The Hague, with registered address at De Entree 260, 1101 EE, Amsterdam and registered with the Dutch trade register under number 27284379 and a wholly owned Subsidiary of AtriCure.

“Availability Amount”  is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower-prepared Financial Statements” is defined in Section 6.2(c).

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base”  is (a) eighty-five percent (85%) of Eligible Accounts plus (b) the lesser of eighty-five percent (85% of Eligible Foreign Accounts or Four Million Six Hundred Sixty Seven Thousand Dollars ($4,667,000.00) plus (c) the lesser of fifty percent (50%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or Six Million Dollars ($6,000,000.00),  in each case as determined by Agent from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Agent based upon information received by Agent including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided,  however, that Agent has the right to decrease the foregoing amounts and/or percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Borrowing Base Report” is that certain report of the value of certain Collateral in the form specified by Agent to Borrower from time to time.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Advance request and/or Term Loan Advance request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and Lenders a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Cash Equivalents”  means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a minimum credit rating of A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than two (2) years from the date of acquisition; (d) corporate bonds and medium term notes maturing within two (2) years from the date of acquisition and having a minimum credit quality of A by Standard & Poor’s Ratings Group or A2 by Moody’s Investors Service, Inc.; and (e) money market funds registered according to SEC Rule 2a-7.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control”  means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of twenty five percent (25.00%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Agent the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock or other ownership interest of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement or otherwise Permitted Liens).

“Claims” is defined in Section 13.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York;  provided,  that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A, and with respect to AtriCure B.V., any and all properties, rights and assets of AtriCure B.V. as described in the relevant Dutch Security Document.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” and “Commitments” means the Revolving Line Commitment(s) and/or the Term Loan Commitment(s), as the context requires.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Corporate HQ Lease” means the Lease Agreement dated as of August 20, 2014 between LM-VP ATRICURE, LLC and AtriCure relating to the real property located at 7555 Innovation Way, Mason, Ohio 45040, as amended, supplemented and modified from time to time.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any Term Loan Advance, any Overadvance, or any other extension of credit by Agent or any Lender for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Deed of Right of Pledge on Shares” means the deed of pledge of shares among Borrower as Pledgor, AtriCure B.V. as the Company and Agent as Pledgee dated as of the Effective Date.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Defaulting Lender” is defined in Section 10.10.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is account number 3300640389, maintained by Borrower with SVB.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Dutch Security Documents” means the following, as each may be amended from time to time: (i) Omnibus Deed of Pledge; (ii) Deed of Right of Pledge on Shares; and (iii) such other security documents executed and or delivered from time to time.

“EBITDA” is, measured on a (calendar) quarterly basis, the sum of (a) Net Income; plus (b) to the extent deducted from the calculation of Net Income, depreciation and amortization expense; plus (c) Interest Expense; plus

(d) non-cash stock compensation expense; plus (e) non-cash adjustments to Net Income for the change in fair value of the nContact Earnout Payments liability.

“Effective Date” is defined in the preamble hereof.

“Election Period” is defined in Section 2.9(a).

“Eligible Accounts”  means Accounts owing to Borrower which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, that have been, at the option of Agent, confirmed in accordance with Section 6.3(f) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Agent in its good faith business judgment.  Agent reserves the right upon prior written notice to Borrower at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Agent otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;
(c) Accounts with credit balances over ninety (90) days from invoice date;
(d) Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;
(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada;
(f) Accounts billed from and/or payable to Borrower outside of the United States or Canada (sometimes called foreign invoiced accounts);
(g) Accounts in which Agent does not have a first priority, perfected security interest under all applicable laws;
(h) Accounts billed and/or payable in a Currency other than Dollars;

(i) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary adjustments and/or discounts given to Account Debtors in the ordinary course of its business;

(j) [reserved];

(k) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Agent and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(l) Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;

(m) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(n) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(o) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(p) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(q) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(r) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Agent, Borrower, and the Account Debtor have entered into an agreement acceptable to Agent wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(s) Accounts for which the Account Debtor has not been invoiced;
(t) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
(u) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from invoice date);
(v) Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;
(w) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(x) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is currently subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;

(y) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(z) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Agent approves in writing; and

(aa) Accounts for which Agent in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Foreign Accounts” are (i) Accounts of Borrower the Account Debtors for which have their principal place of business located in the countries specified in Exhibit C attached hereto, or such other locations acceptable to Agent and as determined by Agent, on a case-by-case basis, that are otherwise Eligible Accounts and are acceptable to Agent, in its reasonable discretion; and (ii) without duplication, Accounts of AtriCure B.V. that are billed and/or payable outside the United States and/or the Account Debtors for which have their principal place of business located in in the countries specified in Exhibit C attached hereto, that are otherwise Eligible Accounts and are acceptable to Agent, in its reasonable discretion, but only to the extent (a) AtriCure B.V. remains a Secured

Guarantor, and (b) AtriCure B.V. complies with, and causes the Account Debtors of AtriCure B.V. to comply with, the terms of Section 6.3(c) hereof.

“Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of raw materials and/or finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is subject to the first priority Liens granted in favor of Agent under this Agreement or any of the other Loan Documents and is not subject to any other Lien other than Permitted Liens; (e) is located in the United States at Borrower’s principal place of business (or any location permitted under Section 5.2) and, in any event, subject to a landlord’s consent or bailee waiver, as applicable, in form and substance acceptable to Agent, in its reasonable discretion; and (f) is otherwise acceptable to Agent in its good faith business judgment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“First Anniversary” is the date that is 364 days after the Effective Date.

“Existing SVB Obligations” are the outstanding “Obligations”, as such term is defined in the Prior Loan Agreement.

“Existing SVB Obligations Payoff Amount” is an amount equal to the sum of (i) Twenty Two Million, Six Hundred Nineteen Thousand Forty Seven and 60/100 Dollars ($22,619,047.60) in respect of the “Term Loan” (as such term is defined in the prior Loan Agreement); plus (ii) the “Final Payment Fee” (as such term is defined in the Prior Loan Agreement) equal to One Million Dollars ($1,000,000.00);  plus (iii) any outstanding accrued but unpaid interest; plus (iv) any other outstanding principal, interest fees, expenses or other amounts outstanding as of the Effective Date in respect of the Prior Loan Agreement and/or the Existing SVB Obligations.

“Federal Funds Effective Date” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fourth Anniversary” is the date that is 364 days after the Third Anniversary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“Funding Office” means the office of Agent specified in Section 11 or such other office as may be specified from time to time by Agent as its funding office by written notice to Borrower and Lenders.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Contract” is defined in Section 2.1.3.

“FX Reduction Amount”  means, with respect to a given FX Contract, the notional amount thereof multiplied by the currency exchange risk factor for the currencies involved in the FX Contract, multiplied by the current foreign exchange spot rates, in each instance as determined and calculated by Bank in its sole discretion.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including, without limitation, AtriCure B.V.

“Guarantor Security Agreement” is any security agreement executed by any Guarantor from time to time, including, without limitation, that certain Security Agreement, executed by AtriCure B.V. and Agent, as the same may be amended from time to time.

“Guaranty” is any guaranty agreement executed by any Guarantor from time to time, in favor of Agent.

“Increase Effective Date” is defined in Section 2.9(c).

“Incremental Revolving Commitment” is defined in Section 2.9(a).

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 13.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;
(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(c) any and all source code;
(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Agent dated as of the Effective Date, as the same may be amended, amended and restated, modified and/or supplemented from time to time, together with any other agreement executed by any Person from time to time pursuant to which such Person pledges such Person’s ownership rights in such Person’s Intellectual Property as security for the Obligations.

“Lender” and “Lenders” is defined in the preamble.

“Lender Entities” is defined in Section 13.9.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower and/or any Guarantor.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” is defined in Section 2.1.2(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents”  are, collectively, this Agreement, the Perfection Certificate, any IP Agreement, any Bank Services Agreement, any Subordination Agreement, any Guaranty, any Guarantor Security Agreement, the Dutch Security Documents, any note, or notes or other guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Agent and/or the Lenders in connection with this Agreement and/or Bank Services, all as amended, restated, or otherwise modified.

“Loan Fees”  are, collectively, the unpaid portion of the Revolving Line Commitment Fee, the Term Loan Final Payment, the Term Loan Prepayment Premium and the Termination Fee.

“Loan Party” is each Borrower and Guarantor.

“Mason Incentive Loan Agreement” means collectively the Loan Agreement dated as of March 1, 2015 between the Mason Port Authority and AtriCure, any note issued by AtriCure in connection therewith and the other documents executed in connection therewith, in each case, as amended, supplemented and modified from time to time.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” means the Revolving Line Maturity Date and/or the Term Loan Maturity Date, as the context requires.

“nContact Merger Agreement” is that certain Merger Agreement, dated as of October 5, 2015, by and among nContact Surgical, Inc., AtriCure, Inc., Portal Merger Sub,  Inc., Second Portal Merger Sub, LLC and WRYP Stockholder Services, LLC, as Representative thereunder.

“nContact Earnout Payments” means the “Earnout Payments” as defined in the nContact Merger Agreement, including, without limitation, the “Acceleration Payment”, as such term is defined in the nContact Merger Agreement.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

 “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lender Expenses, the Loan Fees and other amounts Borrower owes Agent or any Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Letters of Credit (including reimbursement obligations for drawn and undrawn Letters of Credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or the Lenders, and to perform Borrower’s duties under the Loan Documents.

“Omnibus Deed of Pledge”  means the security interest created or expressed to be created in favor of the Bank pursuant to a Dutch omnibus deed of pledge agreement with respect to receivables, movables and intellectual property rights between AtriCure B.V. as Pledgor and Agent as Pledgee dated as of the Effective Date.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Agent and the Lenders under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)(i) Subordinated Debt; and (ii) the nContact Earnout Payments;

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder and Indebtedness under the Corporate HQ Lease and the Mason Incentive Loan Agreement;

(f)Indebtedness (i) of Borrower to any Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of Subsidiaries to Borrower; provided that in each case such Subsidiary is a Secured Guarantor of the Obligations of Borrower owed to Agent and the Lenders; (ii) of any Subsidiary (that is not a Borrower or a Secured Guarantor) to any other Subsidiary, and Contingent Obligations of such other Subsidiary with respect to obligations of any other Subsidiary (provided that such Subsidiary obligations are not prohibited hereby); and (iii) Indebtedness of any Borrower owed to any other Borrower.

(g)other Indebtedness of Foreign Subsidiaries not otherwise permitted under this definition in an aggregate amount not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) at any time outstanding (for purposes of clarity, the parties acknowledge that this is Permitted Indebtedness of Foreign Subsidiaries and not Permitted Indebtedness of Borrower);

(h)other Indebtedness not otherwise permitted by Section 7.4 not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate outstanding at any time;

(i)Contingent Obligations of Borrower relating to, and not exceeding the amount of, the Indebtedness of any Subsidiary allowed pursuant to clause (f) above; and

(j)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

 “Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b)(i) Investments consisting of Cash Equivalents, and (ii) Investments approved by the Board or otherwise pursuant to a Board-approved investment policy;

(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)Investments consisting of deposit accounts in which Agent has a perfected security interest;

(e)Investments accepted in connection with Transfers permitted by Section 7.1;

(f)Investments (i) by Borrower in Subsidiaries that are Secured Guarantors; (ii) by Subsidiaries in Borrower; and (iii) Investments of any Borrower in any other Borrower;

(g)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board;

(h)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j)Investments consisting of hedging obligations permitted by clause (h) of the definition of “Permitted Indebtedness” hereunder; and

(k)other Investments not otherwise permitted by Section 7.7 not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate outstanding at any time.

 “Permitted Liens” are:

(a)Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books; provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)(i) purchase money Liens or capital leases (for which Borrower is the lessee) (A) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding or (B) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment or (ii) the interest of the landlord under the Corporate HQ Lease;

(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(h)non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)Liens in favor of other financial institutions arising in connection with (i) Borrower’s foreign deposit and/or foreign securities accounts held at such institutions outside of the United States, and (ii) any Collateral Account of Borrower that is allowed to be maintained with such institution under the terms of this Agreement provided that the Lien only secures Borrower’s obligations to the institution for fees and expenses related to the maintenance of the account or for standard banking charges to the account (e.g. for bounced checks) and that the Agent has a perfected security interest in the amounts held in the Collateral Account;

(k)easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, on or with respect to any real property, in each case whether now or hereafter in existence; and

(l)Liens securing Indebtedness permitted under clause (h) of the definition of “Permitted Indebtedness” hereunder; provided that none of the property subject to such Liens constitutes Collateral.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

 “Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as reasonably determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Prior Loan Agreement” is that certain Second Amended and Restated Loan and Security Agreement, by and between Borrower and SVB, dated as of April 25, 2016, as amended and in effect immediately prior to the Effective Date.

“Pro Rata Share” means, with respect to Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the principal amount of Obligations (other than Obligations related to Bank Services) held by such Lender by the aggregate principal amount of all outstanding Obligations (other than Obligations related to Bank Services).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means Lenders (other than Defaulting Lenders), whose Pro Rata Shares aggregate more than 50%;  provided,  however, that so long as a Lender on the Effective Date does not assign any portion of its Term Loan Commitment, its Revolving Line Commitment, or all or any part of its Term Loan Advance or its portion of the Revolving Line (other than an assignment to any Affiliate of such Lender), the “Requisite Lenders” shall include such Lender.

“Reserves” means, as of any date of determination, such amounts as Agent may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Agent and the Lenders in their good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Agent’s or any Lender’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Agent and the Lenders is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Agent or any Lender determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer”  is any of the Chief Executive Officer, President, Chief Financial Officer, Controller and Vice President of Finance of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s or any Lender’s right to sell any Collateral.

“Revolving Line” is an aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000.00) outstanding at any time, subject to any increases to the Revolving Line permitted under Section 2.9.

“Revolving Line Commitment” means, for any Lender, the obligation of such Lender to make Advances in accordance with and subject to Section 2.1.1 and Section 2.9 of this Agreement. “Revolving Line Commitments” means the aggregate amount of such commitments of all Lenders.

“Revolving Line Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Revolving Line Commitments represented by such Lender’s Revolving Line Commitment at such time.  The initial Revolving Line Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Revolving Line Maturity Date” is February 23, 2023  (five  (5) years after the Effective Date).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Second Anniversary” is the date that is 364 days after the First Anniversary.

“Secured Guarantor” is any Subsidiary or other Affiliate of Borrower that has executed and delivered a Guaranty and a Guarantor Security Agreement to Agent.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Amount” is defined in Section 2.1.3.

“Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the Effective Date; and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Requirement, as determined by Agent in its reasonable discretion.  Upon the termination of a Streamline Period, Borrower must maintain the Streamline Requirement each consecutive day for three (3) consecutive monthly compliance periods as determined by Agent in its reasonable discretion, prior to entering into a subsequent Streamline Period.  Borrower shall give Agent not less than ten (10) days’ prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date the Agent determines, in its reasonable discretion, that the Streamline Requirement has been achieved. Thus, it is the intention of the parties that Borrower shall have the opportunity for successive Streamline Periods to apply when and to the extent the conditions thereto are satisfied.

“Streamline Requirement” is Borrower maintaining unrestricted cash and/or Cash Equivalents at SVB equal to or greater than Fifteen Million Dollars ($15,000,000.00) for ninety (90) consecutive days, as determined by Agent, in its reasonable discretion.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders, entered into between Agent, the Lenders and the other creditor), on terms acceptable to Agent and the Lenders.

“Subsidiary”  is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person including a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“SVB” is defined in the preamble hereof.

“Term Loan Advance”  is defined in Section 2.1.5(a).

“Term Loan Amortization Date”  is the first day of the first full calendar month following the eighteen month anniversary of the Effective Date (the “Initial Amortization Start Date”) (i.e. August 1, 2019); provided,  however, that if the IO Extension Conditions are satisfied (as determined by Agent, in its reasonable discretion), the Borrower may, on any Business Day during the period beginning on February 1, 2019 and ending on the date that is fifteen (15) days prior to the Initial Amortization Start Date, request in writing that Agent extend the Initial Amortization Start Date (an “IO Extension Request”), and Agent consents to such IO Extension Request (in Agent’s sole but reasonable discretion), the Term Loan Amortization Date will be extended by an additional six (6) months (i.e. February 1, 2020).

For purposes hereof, the “IO Extension Conditions” means the satisfaction of each of the following conditions, in each case as determined by Agent, in its reasonable discretion: (i) Borrower provides Agent evidence that Borrower has, for the fiscal year ending December 31, 2018, achieved minimum revenue of not less than One Hundred Ninety Million Dollars ($190,000,000.00), determined in accordance with GAAP and supported by financial statements delivered to Agent; and (ii) as of the date of the IO Extension Request and as of the Initial Amortization Start Date, no Default or Event of Default has occurred and is continuing.

“Term Loan Amortization Period” means forty-two (42) months; provided,  that if Agent has consented to an IO Extension Request, the Term Loan Amortization Period shall mean thirty-six  (36) months.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan Advance as and when available, up to the principal amount shown on Schedule 1.  “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time.  The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Term Loan Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest, and supplemental of all other fees and expenses due and owing in connection with the Term Loan Advance), in an amount equal to the aggregate original principal amount of the Term Loan Advance advanced to Borrower multiplied by three and one-half of one percent (3.50%).

“Term Loan Maturity Date” is February 23, 2023 (five (5) years after the Effective Date).

“Term Loan Prepayment Premium” is an additional fee payable to Agent, for the ratable benefit of the Lenders with a Term Loan Commitment, in an amount equal to:

(a)         for a prepayment of a Term Loan Advance made on or prior to the First Anniversary,  three percent (3.00%) of the original principal amount of such Term Loan Advance;

(b)          for a prepayment of a Term Loan Advance made after the First Anniversary but on or prior to the Second Anniversary,  two percent (2.00%) of the original principal amount of such Term Loan Advance; and

(c)          for a prepayment of a Term Loan Advance made after the Second Anniversary but prior to the Term Loan Maturity Date, one percent (1.00%) of the original principal amount of such Term Loan Advance;

provided that no Term Loan Prepayment Premium shall be charged if the credit facility hereunder is replaced with a new facility from SVB or any Affiliate of SVB.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

 [Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ATRICURE, INC.	ATRICURE, LLC

By:	/s/ M. Andrew Wade	By:	/s/ M. Andrew Wade
Name:	M. Andrew Wade	Name:	M. Andrew Wade
Title:	SVP & CFO	Title:	SVP & CFO

ENDOSCOPIC TECHNOLOGIES, LLC	nCONTACT SURGICAL, LLC

By:	/s/ M. Andrew Wade	By:	/s/ M. Andrew Wade
Name:	M. Andrew Wade	Name:	M. Andrew Wade
Title:	SVP & CFO	Title:	SVP & CFO

AGENT:	LENDER:

SILICON VALLEY BANK

By:	/s/ Tom Hertzberg	By:	/s/ Tom Hertzberg
Name:	Tom Hertzberg	Name:	Tom Hertzberg
Title:	Director	Title:	Director

[Signature Page to Loan and Security Agreement]

SCHEDULE 1

LENDERS AND COMMITMENTS

TERM LOAN COMMITMENTS

Lender	Term Loan Advance Commitment	Term Loan Advance Commitment Percentage
Silicon Valley Bank	$40,000,000.00	100.0000%
TOTAL	$40,000,000.00	100.0000%

REVOLVING LINE COMMITMENTS

Lender	Revolving Line Commitment	Revolving Line Commitment Percentage
Silicon Valley Bank	$20,000,000.00	100.0000%
TOTAL	$20,000,000.00	100.0000%

TOTAL COMMITMENTS

Lender	Total Commitment	Total Commitment Percentage
Silicon Valley Bank	$60,000,000.00	100.0000%
TOTAL	$60,000,000.00	100.0000%

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:SILICON VALLEY BANKDate:

FROM: ATRICURE, INC., ATRICURE, LLC,
ENDOSCOPIC TECHNOLOGIES, LLC and nCONTACT SURGICAL, LLC

The undersigned authorized officer of AtriCure, Inc. (“Borrower”) certifies for itself and each other Borrower that under the terms and conditions of the Loan and Security Agreement between Borrower,  SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as Administrative Agent (“Agent”), and each Lender from time to time party thereto (as amended, the “Agreement”):

(1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided,  however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided,  further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.

Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Borrowing Base Report (and any other schedules and reports related thereto as Agent may reasonably request, including, without limitation, a detailed accounts receivable ledger report)	With each request for an Advance and monthly within 30 days of month end	Yes No
Monthly payable & receivable items, check registers, general ledger, & reconciliations	Monthly within 30 days of month end	Yes No
Borrower financial statements with Compliance Certificate	Quarterly within 45 days after quarter end	Yes No
Annual financial statement (CPA Audited)	Within 120 days after FYE	Yes No
Annual budgets and projections	Within 30 days after FYE	Yes No

Financial Covenants	Required	Actual	Complies

Maintain as indicated
Minimum Revenue (quarterly, on a trailing twelve month basis)	$183,000,000.00	$	Yes No

Performance Pricing/	Streamline Period

Streamline Requirement Met?	See Loan Agreement	Yes No

Yes, Collections transferred to DDA

No, Collections used to reduce outstanding Advances under the Revolving Line

Borrower is party to, or bound by, the following material Restricted Licenses that were not previously noted in the Perfection Certificate or a prior Compliance Certificate:

.

Borrower intends to register the following copyrights or mask works with the United States Copyright Office that were not previously noted in a prior Compliance Certificate:

.

Borrower has (i) obtained the following Patents, registered Trademarks, registered Copyrights, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, and (ii) applied for the following Patents and the registration of the following Trademarks; in each case, that were not previously noted in the Perfection Certificate or a prior Compliance Certificate (to be reported on as part of the Compliance Certificate due following the last month of each fiscal quarter):

.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

ENDOSCOPIC TECHNOLOGIES, LLC nCONTACT SURGICAL, LLC	_________________________ _________________________ Yes No
ATRICURE, INC. ATRICURE, LLC ENDOSCOPIC TECHNOLOGIES, LLC nCONTACT SURGICAL, LLC By: Name: Title:

BANK USE ONLY

Received by: _____________________

authorized signer

Date: _________________________

Verified: ________________________

authorized signer

Date: _________________________

Compliance Status:Yes     No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:____________________

I.Minimum Revenue (Section 6.9(a))

(a) Required: Minimum revenue, measured quarterly on a trailing twelve month basis and determined in accordance with GAAP, of at least the following for the periods indicated below:
Quarterly Period Ending	Trailing Twelve Month Revenue
March 31, 2018	$175,000,000.00
June 30, 2018	$178,000,000.00
September 30, 2018	$181,000,000.00
December 31, 2018	$183,000,000.00

Minimum revenue financial covenant levels for the fiscal year commencing January 1, 2019 shall be mutually determined by Borrower and Agent on or before February 15, 2019, based on the Borrower’s annual forecast for each such fiscal year; provided,  that such financial covenant levels shall in any event reflect and require not less than the greater of (i) five percent (5.00%) year-over-year organic growth; and (ii) $200,000,000.00.

Minimum revenue financial covenant levels for the fiscal years commencing January 1, 2020 and thereafter shall be mutually determined by Borrower and Agent on or before February 15 of each fiscal year, based on the Borrower’s annual forecast for each such fiscal year; provided,  that such financial covenant levels shall in any event reflect and require not less than five percent (5.00%) year-over-year organic growth.

Actual: Minimum revenue measured on a trailing twelve month basis:

A.	Borrower’s revenue	$

Is line A greater than or equal to $[]?

 No, not in compliance  Yes, in compliance

EXHIBIT C

ELIGIBLE FOREIGN ACCOUNTS

Billed and collected by AtriCure, Inc., AtriCure, LLC, Endoscopic Technologies, LLC and/or nContact Surgical, LLC	Billed and collected by AtriCure B.V. in The Netherlands

Asia	EMEA
Australia	Albania
Hong Kong	Austria
Japan	Belgium
South Korea	Czech Republic
Malaysia	Denmark
Singapore	Finland
Taiwan	France
Thailand	Germany
Greece
Ireland
Americas/Other	Israel
Argentina	Italy
Brazil	Kuwait
Canada	Luxembourg
Chile	Monaco
Colombia	Netherlands
Costa Rica	Norway
Mexico	Poland
Panama	Portugal
South Africa	Russia
Saudi Arabia
Spain
Sweden
Switzerland
Turkey
United Kingdom

[Signature Page to Loan and Security Agreement]